Exhibit 10.44

CLIFFORD CHANCE LLP

EXECUTION VERSION

DATED 25 MARCH 2014

AXALTA COATING SYSTEMS U.K. (2) LIMITED

AS CHARGOR

IN FAVOUR OF

BARCLAYS BANK PLC

AS COLLATERAL AGENT

DEBENTURE

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THIS DEBENTURE is made by way of deed on 25 March 2014

BY:

(1)	AXALTA COATING SYSTEMS U.K. (2) LIMITED registration number 8813062 (the “Chargor”) in favour of

(2)	BARCLAYS BANK PLC as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the Credit Agreement referred to below, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Debenture:

“Account” means each of the accounts opened or maintained by the Chargor with the Collateral Agent, any bank, building society, financial institution or other person (including any renewal, redesignation, replacement, subdivision or subaccount of such account) and the debt or debts represented thereby.

“Administration Event” means:

(a)	the presentation of an application to the court for the making of an administration order in relation to the Chargor; or

(b)	the giving of written notice by any person (who is entitled to do so) of its intention to appoint an administrator of the Chargor or the filing of such a notice with the court.

“Charged Assets” means all of the assets and undertaking of the Chargor which from time to time are the subject of any Security created or expressed to be created by it in favour of the Collateral Agent by or pursuant to this Debenture.

“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Debenture or by law.

“Credit Agreement” means the credit agreement dated 1 February 2013 (as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)) among Flash Dutch 2 B.V. and U.S. Coatings Acquisition Inc., as Borrowers, Flash Dutch 1 B.V., as Holdings, Coatings Co. U.S. Inc., as U.S. Holdings, Barclays Bank PLC, as administrative agent and collateral agent, and the other parties thereto.

“Enforcement Event” means the exercise of any rights under Section 8.02 (Remedies Upon Event of Default) of the Credit Agreement by the Administrative Agent (as defined in the Credit Agreement).

“Fixed Security” means any mortgage, fixed charge or assignment expressed to be constituted by or pursuant to Clause 4 (Fixed Security) of this Debenture.

“Insurance Policy” means any policy of insurance in which the Chargor may from time to time have an interest (as amended or supplemented).

“Intellectual Property” means any patents, trade marks, service marks, designs, business and trade names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all applications and rights to use such assets in which the Chargor may from time to time have an interest.

“Intercreditor Agreement” has the meaning given to it in the Credit Agreement.

“Investments” means any:

(a)	stocks, shares, debentures and certificates of deposit and other instruments creating or acknowledging indebtedness, including alternative finance investment bonds (but not including: (i) the Shares and (ii) any shares in joint ventures to the extent required by the underlying joint venture agreement);

(b)	interests in collective investment schemes, in whatever form or jurisdiction any such scheme is established, including partnership interests;

(c)	warrants and other instruments entitling the holder to subscribe for or acquire any investments described in paragraphs (a) or (b) above;

(d)	certificates and other instruments conferring contractual or property rights (other than options) in respect of the investments in paragraphs (a), (b) or (c) above; and

(e)	options to acquire any investments described in paragraphs (a), (b), (c) or (d) above,

in each case whether held directly by or to the order of the Chargor or by any trustee, nominee, custodian, fiduciary or clearance system on its behalf (including all rights against any such trustee, nominee, custodian, fiduciary or clearance system including, without limitation, any contractual rights or any right to delivery of all or any part of the Investments from time to time).

“Monetary Claims” means any book and other debts and monetary claims owing to the Chargor and any proceeds of such debts and claims (including any claims or sums of money deriving from or in relation to any Intellectual Property, any Investment, the proceeds of any Insurance Policy, any court order or judgment, any contract or agreement to which the Chargor is a party and any other assets, property, rights or undertaking of the Chargor).

“Notice of Assignment” means a notice of assignment in substantially the form set out in Schedule 2 (Form of Notice of Assignment of Specific Contract) or in such form as may be specified by the Collateral Agent.

“Notice of Charge” means a notice of charge in substantially the form set out in Schedule 1 (Form of Notice of Security to Account Bank) or in such form as may be specified by the Collateral Agent.

“Real Property” means (including as provided in Clause 1.10 (Real Property)) any present or future freehold or leasehold or immovable property and any other interest in land or buildings and any rights relating thereto in which the Chargor has an interest with a fair market value in excess of US$10,000,000.

“Receiver” means a receiver, receiver and manager or, where permitted by law, an administrative receiver and that term will include any appointee made under a joint or several appointment.

“Related Rights” means, in relation to any asset:

(a)	the proceeds of sale or rental of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, causes of action, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of or derived from that asset; and

(d)	any monies and proceeds paid or payable in respect of that asset.

“Secured Obligations” means the collective Obligations of the Loan Parties now or hereafter existing under the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (as such Loan Documents, Secured Cash Management Agreements and/or Secured Hedge Agreements may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Debenture and ending upon payment in full of all Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized).

“Shares” means all of the Chargor’s present and future shares in the capital of any subsidiary of the Chargor from time to time held by, to the order, or on behalf, of the Chargor.

“Specific Contracts” means each contract specified in Schedule 3 (Specific Contracts).

“Tangible Moveable Property” means any plant, machinery, office equipment, computers, vehicles, furniture, fittings and other chattels (excluding any for the time being forming part of the Chargor’s stock in trade or work in progress).

1.2	Terms defined in the Credit Agreement

Unless defined in this Debenture, or the context otherwise requires, a term defined in the Credit Agreement has the same meaning in this Debenture, or any notice given under or in connection with this Debenture.

1.3	Construction

In this Debenture or in any notice given under or in connection with this Debenture:

(a)	any reference to the “Collateral Agent”, the “Secured Parties”, the “Finance Parties” or a “Chargor” shall be construed so as to include its or their (and any subsequent) successors in title, permitted assigns and permitted transferees in accordance with their respective interests and, in the case of the Collateral Agent, any person for the time being appointed as Collateral Agent in accordance with the Credit Agreement;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(g)	a provision of law is a reference to that provision as amended or re-enacted;

(h)	a time of day is a reference to New York time;

(i)	references in this Debenture to any Clause or Schedule shall be to a clause or schedule contained in this Debenture; and

(j)	Clause and Schedule headings are for ease of reference only.

1.4	Currency Symbols and Definitions

“$” and “dollars” denote the lawful currency of the United States of America.

1.5	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.6	Accounts

In any litigation or arbitration proceedings arising out of or in connection with the Loan Documents, the entries made in the accounts maintained by any Secured Party are prima facie evidence of the matters to which they relate.

1.7	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Debenture is, in the absence of manifest error, conclusive evidence of the matter to which it relates.

1.8	Incorporation of provisions from the Credit Agreement

Sections 3.01 (Taxes), 9.07 (Indemnification of Agents), 10.01 (Amendments, Etc.), 10.02 (Notices; Electronic Communications), 10.04 (Expenses and Taxes) 10.05 (Indemnification by the Borrowers), 10.09 (Setoff) and 10.24 (Judgment Currency) of the Credit Agreement are deemed to form part of this Debenture as if expressly incorporated into it and as if all references in those provisions to the Credit Agreement were references to this Debenture.

1.9	Present and future assets

(a)	A reference in this Debenture to any Charged Asset or other asset includes, unless the contrary intention appears, present and future Charged Assets and other assets.

(b)	The absence of or incomplete details of any Charged Assets in any Schedule shall not affect the validity or enforceability of any Security under this Debenture.

1.10	Real Property

(a)	A reference in this Debenture to a mortgage, assignment or charge of any freehold, leasehold or commonhold property includes all buildings, fixtures and fittings from time to time on or forming part of that property and all Related Rights.

(b)	The terms of the Credit Agreement are incorporated into this Debenture to the extent required for any purported disposition of any Real Property contained in any Loan Document to be a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

1.11	Separate Security

Clauses 4.1 (Fixed charge over Real Property) to 4.10 (Assignment of Specific Contracts) shall be construed as creating a separate and distinct mortgage, fixed charge or assignment over each relevant asset within any particular class of assets defined in this Debenture and the failure to create an effective mortgage, fixed charge or assignment (whether arising out of this Debenture or any act or omission by any party) over any one asset shall not affect the nature or validity of the mortgage, charge or assignment imposed on any other asset whether within that same class of assets or not.

1.12	Collateral Agent assumes no obligation

The Collateral Agent shall not be under any obligation in relation to the Charged Assets as a consequence of this Debenture and the Chargor shall at all times remain liable to perform all obligations in respect of the Charged Assets.

1.13	Intercreditor Agreement

Notwithstanding any provision to the contrary in this Agreement, if any intercreditor agreement is entered into in accordance with Section 9.11 of the Credit Agreement (including the Intercreditor Agreement), in the event of any conflict or inconsistency between the provisions of such intercreditor agreement (including the Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement (including the Intercreditor Agreement) shall prevail.

2.	COVENANT TO PAY

The Chargor covenants with the Collateral Agent that it shall, on demand of the Collateral Agent pay, discharge and satisfy the Secured Obligations and indemnify the Collateral Agent and each of the Secured Parties against any losses, costs, charges, expenses and liabilities arising from any breach or failure to pay, discharge and satisfy the Secured Obligations in accordance with their respective terms.

3.	COMMON PROVISIONS

3.1	Common provisions as to all Security

All the Security constituted by or pursuant to this Debenture is:

(a)	created with full title guarantee;

(b)	created in favour of the Collateral Agent as trustee for the Secured Parties and the Collateral Agent shall hold the benefit of this Debenture and the Security created by or pursuant to it on trust for the Secured Parties; and

(c)	continuing security for the payment and discharge of all the Secured Obligations.

3.2	Consent for Fixed Security

The Chargor creates each Fixed Security subject to obtaining any necessary consent to such Fixed Security from any relevant third party.

3.3	Excluded Property

The Fixed Security from time to time constituted by this Debenture shall not extend to the Chargor’s interest in the Excluded Property.

4.	FIXED SECURITY

4.1	Fixed charge over Real Property

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to all its Real Property and all Related Rights.

4.2	Fixed charge over Tangible Moveable Property

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to its Tangible Moveable Property and all Related Rights.

4.3	Fixed charge over Accounts

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to its Accounts and all Related Rights.

4.4	Fixed charge over contracts

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to any contract or agreement to which the Chargor is a party (except for the Specific Contracts to the extent validly and effectively assigned pursuant to Clause 4.10 (Assignment of Specific Contracts)) (including each of its interest or currency rate swap, cap, floor, collar or option transactions) and all Related Rights.

4.5	Fixed charge over Monetary Claims

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to its Monetary Claims (other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture) and all Related Rights (to the extent not already charged under this Clause 4.5).

4.6	Fixed charge over Investments

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to its Investments and all dividends, interest and other monies payable in respect of those Investments and all Related Rights (whether derived by way of redemption, bonus, preference, options, substitution, conversion, compensation or otherwise).

4.7	Fixed charge over Shares

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to its Shares and all dividends, interest and other monies payable in respect of those Shares and all Related Rights (whether derived by way of redemption, bonus, preference, options, substitution, conversion, compensation or otherwise).

4.8	Fixed charge over Intellectual Property

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to its Intellectual Property and all Related Rights.

4.9	Fixed charge over goodwill

The Chargor charges, by way of first fixed charge, all of its rights, title and interest from time to time in and to any goodwill, rights and claims in relation to the uncalled capital of the Chargor.

4.10	Assignment of Specific Contracts

The Chargor assigns and agrees to assign by way of security, all of its rights, claims, title and interest from time to time in and to each Specific Contract of the Chargor and all Related Rights.

5.	FLOATING CHARGE

5.1	Floating charge

(a)	The Chargor charges by way of first floating charge in favour of the Collateral Agent all present and future assets and undertaking of the Chargor.

(b)	The floating charge created pursuant to paragraph (a) of Clause 5.1 above shall be deferred in point of priority to all Fixed Security validly and effectively created by the Chargor under the Loan Documents in favour of the Collateral Agent as security for the Secured Obligations.

(c)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 applies to the floating charge created pursuant to paragraph (a) of Clause 5.1 above.

5.2	Crystallisation: by notice

The Collateral Agent may at any time by notice in writing to the Chargor convert the floating charge created pursuant to Clause 5.1 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets other than any Excluded Property specified in the notice if:

(a)	an Enforcement Event has occurred and is continuing;

(b)	the Collateral Agent reasonably considers that any of the Charged Assets may be in jeopardy or in danger of being seized or sold pursuant to any form of legal process; or

(c)	the Collateral Agent reasonably considers that it is desirable in order to protect the priority of the security.

5.3	Crystallisation: automatic

Notwithstanding Clause 5.2 (Crystallisation: by notice) and without prejudice to any law which may have a similar effect, the floating charge created pursuant to Clause 5.1 (Floating Charge) will automatically be converted (without notice) with immediate effect into a fixed charge as regards all the assets subject to the floating charge if:

(a)	the Chargor creates or attempts to create any Security (other than any Security permitted under the terms of the Credit Agreement), over any of the Charged Assets;

(b)	any person levies or attempts to levy any distress, execution or other process against any of the Charged Assets;

(c)	an Administration Event occurs;

(d)	a Receiver is appointed over all or any of the Charged Assets;

(e)	a meeting is convened for the passing of a resolution for the voluntary winding-up of the Chargor;

(f)	a petition is presented for the compulsory winding-up of the Chargor; or

(g)	a provisional liquidator is appointed to the Chargor,

or any analogous procedure or step is taken in any jurisdiction.

6.	PROVISIONS AS TO SECURITY AND PERFECTION

6.1	Negative pledge and restriction on dealings

Except as permitted under the Credit Agreement, the Chargor shall not at any time during the Security Period create or permit to subsist any Security over all or any part of the Charged Assets or dispose of any part of the Charged Assets.

6.2	Implied covenants for title

(a)	The covenants set out in sections 3(1), 3(2) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to Clauses 4 (Fixed Security) or 5 (Floating charge).

(b)	It shall be implied in respect of Clauses 4 (Fixed Security) and 5 (Floating charge) that the Chargor is disposing of the Charged Assets free from all charges and incumbrances (whether monetary or not) and from all other rights exercisable by third parties (including liabilities imposed and rights conferred by or under any enactment) other than those permitted under the Credit Agreement.

6.3	Notice of Security: Accounts

(a)	The Chargor shall, if requested by the Collateral Agent from time to time after the acceleration of the Loans and to the extent necessary for the perfection of the security interest in any Account, promptly deliver to the Collateral Agent (or procure the delivery of) a Notice of Charge in relation to the Accounts duly executed by, or on behalf of, the Chargor and the Chargor shall use all reasonable endeavours to procure from each account bank, building society, financial institution or other person with which any Account is opened or maintained, an acknowledgement in the form set out in such Notice of Charge.

(b)	The execution of this Debenture by the Chargor and the Collateral Agent shall constitute notice to the Collateral Agent of the charge created over any Account opened or maintained with the Collateral Agent.

6.4	Notice of Security: other assets

(a)	The Chargor shall, on the date of this Debenture or, if later, when requested by the Collateral Agent from time to time, promptly deliver to the Collateral Agent (or procure the delivery of) a Notice of Assignment duly executed by, or on behalf of, the Chargor in relation to the Specific Contracts.

(b)	The Chargor shall when requested by the Collateral Agent from time to time following an Enforcement Event and acceleration of the Loans, promptly deliver to the Collateral Agent (or procure the delivery of) a Notice of Charge duly executed by, or on behalf of, the Chargor in relation to any asset (other than the Accounts) which is the subject of the Fixed Security and any floating charge which is converted into a fixed charge pursuant to Clauses 5.2 (Crystallisation: by notice) and 5.3 (Crystallisation: automatic).

(c)	The Chargor shall use all reasonable endeavours to procure from each recipient of such a Notice of Assignment or a Notice of Charge (as appropriate) an acknowledgement in the form set out therein.

6.5	Deposit of documents of title: Investments

Promptly on the request of the Collateral Agent following an Enforcement Event, the Chargor shall deposit with the Collateral Agent (or procure the deposit of) all of the Investments and any certificates and other documents of title representing the Investments to which the Chargor (or its nominee(s)) is or becomes entitled, together with any other document which the Collateral Agent may reasonably request (in such form and executed in such manner as the Collateral Agent may reasonably require (including stock transfer forms or other instruments of transfer executed in blank by it or on its behalf), with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).

6.6	Deposit of share certificates

The Chargor shall:

(a)	promptly following the date of this Debenture, deposit with the Collateral Agent (or procure the deposit of) all certificates or other documents of title to the Shares and stock transfer forms (executed in blank by it or on its behalf) provided that if any certificates, other documents of title to the Shares or stock transfer forms have been sent to HM Revenue and Customs or any other regulatory or government body then the Chargor shall deposit with the Collateral Agent (or procure the deposit of) such certificates, other documents of title or stock transfer forms (executed in blank by it or on its behalf) promptly following their return by HM Revenue and Customs or such other regulatory or government body; and thereafter.

(b)	promptly upon the accrual, offer or issue of any stocks, shares, warrants or other securities in respect of or derived from the Shares (or upon acquiring any interest therein), notify the Collateral Agent of that occurrence and deposit with the Collateral Agent (or procure the deposit of) (i) all certificates or other documents of title representing such items and (ii) such stock transfer forms or other instruments of transfer (executed in blank by it or on its behalf) in respect thereof as the Collateral Agent may request.

6.7	Deposit of title deeds

The Chargor shall:

(a)	on the date of this Debenture (and promptly upon the acquisition by it of any interest in any Real Property at any time) deposit with the Collateral Agent (or procure the deposit of) all deeds, certificates and other documents constituting or evidencing title to such Real Property; and

(b)	at any time thereafter deposit with the Collateral Agent (or procure the deposit of) any further such deeds, certificates and other documents, promptly upon coming into possession of any of those items.

6.8	Application to the Land Registry

The Chargor hereby consents to an application being made to the Land Registry to enter a restriction in the Proprietorship Register of any registered land at any time forming part of the Real Property.

6.9	Further advances

(a)	Subject to the terms of the Credit Agreement, each Lender is under an obligation to make further advances to the Chargor and that obligation will be deemed to be incorporated in this Debenture as if set out in this Debenture.

(b)	The Chargor consents to an application being made to the Land Registry to enter the obligation to make further advances on the Charges Register of any registered land forming part of the Charged Assets.

7.	FURTHER ASSURANCE

7.1	Further assurance

(a)	The covenant set out in section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in paragraph (b) of Clause 7.1 below.

(b)	The Chargor shall promptly, at its own cost, do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notarisations, registrations, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require) in favour of the Collateral Agent or its nominee(s):

(i)	to create, perfect and/or protect the Security created or intended to be created in respect of the Charged Assets (which may include the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, the Charged Assets) or for the exercise of the Collateral Rights;

(ii)	to confer on the Collateral Agent Security over any asset or undertaking of the Chargor located in any jurisdiction outside England and Wales equivalent or similar to the Security intended to be conferred by or pursuant to this Debenture; and/or

(iii)	to facilitate the realisation of the Charged Assets.

7.2	Necessary action

The Chargor shall take all such action as is available to it (including making all filings and registrations and applying for relief against forfeiture) as may be necessary or as may reasonably be requested by the Collateral Agent for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Collateral Agent by or pursuant to this Debenture.

7.3	Consents

The Chargor shall, on the occurrence of an Enforcement Event, use its best endeavours to obtain any consents necessary or to remove any restriction on the creation of Security (in each case in form and substance satisfactory to the Collateral Agent, acting reasonably) to enable the assets of the Chargor to be the subject of the relevant Fixed Security pursuant to this Debenture. Immediately upon obtaining any such consent or removing any such restriction, the asset concerned will become subject to that Fixed Security and the Chargor shall promptly deliver a copy of such consent or evidence of such removal to the Collateral Agent.

8.	SHARES AND INVESTMENTS

8.1	Dividends prior to an Enforcement Event

Prior to the occurrence of an Enforcement Event and receiving notice from the Collateral Agent (unless such Enforcement Event has occurred as a result of an Event of Default pursuant to Section 8.01(f) (Insolvency Proceedings, Etc.) or Section 8.01(g) (Inability to Pay Debts; Attachment) of the Credit Agreement, in which case no notice will be required) and following the cure or waiver of the relevant Enforcement Event, the Chargor shall be entitled to receive all dividends, interest and other monies or distributions of an income nature arising from the Shares in accordance with the Credit Agreement.

8.2	Dividends after an Enforcement Event

Following an Enforcement Event and before the cure or waiver of the relevant Enforcement Event, the Collateral Agent may, at its discretion and upon giving notice to the Chargor (unless such Enforcement Event has occurred as a result of an Event of Default pursuant to Section 8.01(f) (Insolvency Proceedings, Etc.) or Section 8.01(g) (Inability to Pay Debts; Attachment) of the Credit Agreement, in which case no notice will be required), in the name of the Chargor or otherwise and without any further consent or authority from the Chargor, apply all dividends, interest and other monies arising from the Shares as though they were the proceeds of sale in accordance with Clause 18 (Application of Proceeds) or otherwise in accordance with the Credit Agreement.

8.3	Voting rights prior to Collateral Agent Notice

Prior to the giving of notice pursuant to Clause 8.4 (Voting rights after Collateral Agent Notice) (and following the cure or waiver of the relevant Enforcement Event), the Chargor shall be entitled to exercise all voting rights in relation to the Shares.

8.4	Voting rights after Collateral Agent Notice

Subject to Clause 8.5 (Waiver of voting rights by Collateral Agent), upon the occurrence of an Enforcement Event, the Collateral Agent may (but without having any obligation to do so) give notice to the Chargor that this Clause 8.4 will apply. With effect from the giving of that notice the Collateral Agent may, at its discretion, in the name of the Chargor or otherwise and without any further consent or authority from the Chargor:

(a)	exercise (or refrain from exercising) any voting rights in respect of the Shares; and

(b)	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Shares including the right, in relation to any company whose shares or other securities are included in the Shares, to concur or participate in:

(i)	the reconstruction, amalgamation, sale or other disposal of such company or any of its assets or undertaking (including the exchange, conversion or reissue of any shares or securities as a consequence thereof);

(ii)	the release, modification or variation of any rights or liabilities attaching to such shares or securities; and

(iii)	the exercise, renunciation or assignment of any right to subscribe for any shares or securities,

in each case in the manner and on the terms the Collateral Agent thinks fit, and the proceeds of any such action shall form part of the Shares.

8.5	Waiver of voting rights by Collateral Agent

(a)	The Collateral Agent may, in its absolute discretion and without any consent or authority from the other Secured Parties or the Chargor, at any time, by notice to the Chargor (which notice shall be irrevocable), elect to give up the right to exercise (or refrain from exercising) all voting rights and powers in respect of the Shares conferred or to be conferred on the Collateral Agent pursuant to Clause 8.4 (Voting rights after Collateral Agent Notice) and the other Secured Parties unconditionally waive any rights they may otherwise have to require the Collateral Agent not to make such election or to require the Collateral Agent to indemnify, compensate or otherwise make good for any losses, costs or liabilities incurred by any of them in relation to or as a consequence of the Collateral Agent making such election.

(b)	Once a notice has been issued by the Collateral Agent under paragraph (a) of this Clause 8.5, on and from the date of such notice the Collateral Agent shall cease to have the rights to exercise or refrain from exercising voting rights and powers in respect of the Shares conferred or to be conferred on it pursuant to Clause 8.4 (Voting rights after Collateral Agent Notice) or any other provision of this Debenture and all such rights will be exercisable by the Chargor. The Chargor shall be entitled, on and from the date of such notice, to exercise all voting rights and powers in relation to the Shares.

8.6	Shares: Voting rights

Save as permitted by the Loan Documents, the Chargor shall not exercise (and shall procure that any nominee acting on its behalf does not exercise) its voting rights in relation to the Shares in any manner which would result in any, or otherwise permit or agree to or concur or participate in any:

(a)	variation of the rights attaching to or conferred by all or any part of the Shares;

(b)	increase in the issued share capital of any company whose shares are charged pursuant to this Debenture;

(c)	exercise, renunciation or assignment of any right to subscribe for any shares or securities; or

(d)	reconstruction, amalgamation, sale or other disposal of any company or any of the assets or undertaking of any company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof) whose shares are charged pursuant to this Debenture, which, in the opinion of the Collateral Agent, would prejudice the value of, or the ability of the Collateral Agent to realise, the Security created pursuant to this Debenture provided that the proceeds of any such action shall form part of the Shares, which would adversely affect the validity or enforceability of the Security created by this Debenture or the value of the Charged Assets.

8.7	Investments and Shares: Payment of calls

The Chargor shall pay when due (taking any applicable grace period into account) all calls or other payments which may be or become due in respect of any of the Investments and Shares, and in any case of default by it in such payment, the Collateral Agent may, if it thinks fit, make such payment on its behalf in which case any sums paid by the Collateral Agent shall be reimbursed by the Chargor to the Collateral Agent on demand and shall carry interest from the date of payment by the Collateral Agent until reimbursed in accordance with section 2.08 (Interest) of the Credit Agreement.

8.8	Investments: Exercise of rights

The Chargor shall not exercise any of its rights and powers in relation to any of the Investments in any manner which would materially prejudice the value of, or the ability of the Collateral Agent to realise, the Security created pursuant to this Debenture.

9.	ACCOUNTS

9.1	Accounts: Notification and variation

The Chargor shall promptly deliver details of each Account opened or maintained by it to the Collateral Agent:

(a)	on the date of this Debenture (or, if later, promptly on the Chargor’s receipt of such details); and

(b)	following an Enforcement Event that has not been cured or waived, upon the Collateral Agent’s reasonable request.

9.2	Accounts: Operation before Enforcement Event

The Chargor shall, prior to the occurrence of an Enforcement Event (and following the cure or waiver of such Enforcement Event), be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account.

9.3	Accounts: Operation after Enforcement Event

After the occurrence of an Enforcement Event, upon the Collateral Agent giving notice to the Chargor (unless the Enforcement Event was caused by an Event of Default pursuant to Section 8.01(f) (Insolvency Proceedings, Etc.) or Section 8.01(g) (Inability to Pay Debts; Attachment) of the Credit Agreement, in which case no notice is required) and before the cure or waiver of such Enforcement Event, the Chargor shall not be entitled to receive, withdraw or otherwise transfer any credit balance from time to time on any Account except with the prior consent of the Collateral Agent.

9.4	Accounts: Application of monies

The Collateral Agent shall, upon the occurrence of an Enforcement Event and before the cure or waiver of the relevant Enforcement Event, upon giving notice to the Chargor (unless the Enforcement Event was caused by an Event of Default pursuant to Section 8.01(f) (Insolvency Proceedings, Etc.) or Section 8.01(g) (Inability to Pay Debts; Attachment) of the Credit Agreement, in which case no notice is required), be entitled to apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards the payment or other satisfaction of all or part of the Secured Obligations in accordance with Clause 18 (Application of Proceeds).

10.	MONETARY CLAIMS

10.1	Release of Monetary Claims: Before Enforcement Event

Prior to the occurrence of an Enforcement Event, the proceeds of the realisation of the Monetary Claims shall (subject to any restriction on the application of such proceeds contained in this Debenture or in the Credit Agreement), upon such proceeds being credited to an Account, be released from the fixed charge created pursuant to Clause 4 (Fixed Security) and the Chargor shall be entitled to withdraw such proceeds from such Account provided that such proceeds shall continue to be subject to the floating charge created pursuant to Clause 5 (Floating Charge) and the terms of this Debenture.

10.2	Release of Monetary Claims: After Enforcement Event

After the occurrence of an Enforcement Event (unless the Enforcement Event has been cured or waived) the Chargor shall not, except with the prior written consent of the Collateral Agent, be entitled to withdraw or otherwise transfer the proceeds of the realisation of any Monetary Claims standing to the credit of any Account.

11.	INSURANCES

All monies received under any Insurance Policies relating to the Charged Assets shall be applied in accordance with the terms of the Credit Agreement.

12.	REAL PROPERTY

12.1	Property: Notification

The Chargor shall notify the Collateral Agent of any contract, conveyance, transfer or other disposition for the acquisition by the Chargor (or its nominee(s)) of any Real Property as required by the terms of the Credit Agreement.

12.2	Lease covenants

The Chargor shall, in relation to any lease, agreement for lease or other right to occupy to which all or any part of the Charged Assets is at any time subject:

(a)	pay the rents (if the lessee) and observe and perform in all material respects the covenants, conditions and obligations imposed (if the lessor) on the lessor or (if the lessee) on the lessee; and

(b)	not do any act or thing whereby any lease or other document which gives any right to occupy any part of the Charged Assets becomes or may become subject to determination or any right of re-entry or forfeiture prior to the expiration of its term, in each case other than to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect.

13.	GENERAL UNDERTAKINGS

13.1	Intellectual Property

The Chargor shall during the Security Period in respect of any Intellectual Property which is material to or required in connection with its business:

(a)	take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence, validity and value of any such Intellectual Property; and

(b)	not use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value,

unless otherwise permitted by the Credit Agreement or would not cause a Material Adverse Effect.

13.2	Information and access

The Chargor shall from time to time on request of the Collateral Agent and to the extent required by the Credit Agreement, furnish the Collateral Agent with such information as the Collateral Agent may reasonably require about the Chargor’s business and affairs, the Charged Assets and its compliance with the terms of this Debenture and the Chargor shall permit the Collateral Agent, its representatives, professional advisers and contractors, free access at all reasonable times and on reasonable notice (a) to inspect and take copies and extracts from the books, accounts and records of the Chargor and (b) to view the Charged Assets (without becoming liable as mortgagee in possession).

14.	ENFORCEMENT OF SECURITY

14.1	Enforcement

Any time after the occurrence of an Enforcement Event and upon the Collateral Agent giving notice to the Chargor (unless the Enforcement Event was caused by an Event of Default pursuant to Section 8.01(f) (Insolvency Proceedings, Etc.) or Section 8.01(g) (Inability to Pay Debts; Attachment) of the Credit Agreement, in which case no notice is required) the Security created by or pursuant to this Debenture is immediately enforceable and the Collateral Agent may, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

(a)	enforce all or any part of that Security (at the times, in the manner and on the terms it thinks fit and take possession of and hold or dispose of all or any part of the Charged Assets (at the times, in the manner and on the terms it thinks commercially reasonable (including whether for cash or non-cash consideration)); and

(b)	whether or not it has appointed a Receiver, exercise all or any of the rights, powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers.

14.2	Effect of moratorium

The Collateral Agent shall not be entitled to exercise its rights under Clause 14.1 (Enforcement) or Clause 5.2 (Crystallisation: by notice) where the right arises as a result of an Event of Default occurring solely due to any person obtaining, or taking steps to obtain, a moratorium pursuant to Schedule A1 of the Insolvency Act 1986.

15.	EXTENSION OF POWERS AND RIGHT OF APPROPRIATION

15.1	Extension of powers

The power of sale or other disposal conferred on the Collateral Agent and on any Receiver by this Debenture shall operate as a variation and extension of the statutory power of sale under section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on the date of this Debenture.

15.2	Restrictions

The restrictions contained in sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture or to the exercise by the Collateral Agent of its right to consolidate all or any of the Security created by or pursuant to this Debenture with any other Security in existence at any time or to its power of sale, which powers may be exercised by the Collateral Agent without notice to the Chargor on or at any time after this Debenture has become enforceable in accordance with Clause 14 (Enforcement of Security).

15.3	Power of leasing

(a)	The statutory powers of leasing may be exercised by the Collateral Agent at any time on or after this Debenture has become enforceable in accordance with Clause 14 (Enforcement of Security) and the Collateral Agent and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with sections 99 and 100 of the Law of Property Act 1925.

(b)	For the purposes of sections 99 and 100 of the Law of Property Act 1925, the expression “Mortgagor” will include any incumbrancer deriving title under the Chargor and neither section 99(18) nor section 100(12) of the Law of Property Act 1925 will apply.

(c)	The Chargor shall not have, at any time during the Security Period, the power pursuant to section 99 of the Law of Property Act 1925, to make any lease in respect of any Real Property without the prior written consent of the Collateral Agent or as permitted pursuant to the terms of the Credit Agreement.

15.4	Right of appropriation

To the extent that the provisions of the Financial Collateral Arrangements (No. 2) Regulations 2003, as amended, (the “Regulations”) apply to a Charged Asset, the Collateral Agent shall have the right to appropriate all or any part of that Charged Asset in or towards the payment or discharge of the Secured Obligations and may exercise such right to appropriate upon giving written notice to the Chargor. For this purpose, the parties agree that the value of that Charged Asset shall be:

(a)	in the case of cash, the amount standing to the credit of each of the Accounts, together with any accrued but unposted interest, at the time of appropriation; and

(b)	in the case of any Investments and/or Shares, the market value of such Investments and/or Shares determined by the Collateral Agent by reference to a public index or independent valuation, or by such other process as the Collateral Agent may select.

In each case, the parties agree that the method of valuation provided for in this Debenture shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

16.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

16.1	Appointment and removal

After the Security created by or pursuant to this Debenture has become enforceable in accordance with Clause 14.1 (Enforcement), the Collateral Agent may by deed or otherwise (acting through an authorised officer of the Collateral Agent):

(a)	without prior notice to the Chargor:

(i)	appoint one or more persons to be a Receiver of the whole or any part of the Charged Assets; or

(ii)	appoint two or more Receivers of separate parts of the Charged Assets; or

(iii)	remove (so far as it is lawfully able) any Receiver so appointed; or

(iv)	appoint another person(s) as an additional or replacement Receiver(s); or

(v)	appoint one or more persons to be an administrator of the Chargor pursuant to paragraph 14 of Schedule B1 of the Insolvency Act 1986; and

(b)	following notice to the Chargor, appoint one or more persons to be an administrator of the Chargor pursuant to paragraph 12 of Schedule B1 of the Insolvency Act 1986.

16.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 16.1 (Appointment and removal) shall be:

(a)	entitled to act individually or together with any other person appointed or substituted as Receiver;

(b)	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Collateral Agent; and

(c)	entitled to remuneration for his services at a rate to be fixed by the Collateral Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

16.3	Statutory powers of appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Collateral Agent under the Law of Property Act 1925 (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by the Collateral Agent in respect of any part of the Charged Assets.

17.	POWERS OF RECEIVERS

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Assets (and any assets of the Chargor which, when got in, would be Charged Assets) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

(a)	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

(b)	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(c)	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

(d)	the power to do all things (including bringing or defending proceedings in the name or on behalf of the Chargor) which seem to the Receiver to be incidental or conducive to:

(i)	any of the functions, powers, authorities or discretions conferred on or vested in him;

(ii)	the exercise of the Collateral Rights (including realisation of all or any part of the assets in respect of which that Receiver was appointed); or

(iii)	bringing to his hands any assets of the Chargor forming part of, or which when got in would be, Charged Assets.

18.	APPLICATION OF PROCEEDS

All monies received or recovered and any non-cash recoveries made or received by the Collateral Agent or any Receiver pursuant to this Debenture or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and by way of variation of the provisions of the Law of Property Act 1925) shall be applied in accordance with Section 8.04 (Application of Funds) of the Credit Agreement.

19.	PROTECTION OF PURCHASERS

19.1	Consideration

The receipt of the Collateral Agent or any Receiver shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Assets or making any acquisition, the Collateral Agent or any Receiver may do so for such consideration (whether cash or non-cash), in such manner and on such terms as it thinks fit.

19.2	Protection of purchasers

No purchaser or other person dealing with the Collateral Agent or any Receiver shall be bound to inquire whether the right of the Collateral Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Collateral Agent or such Receiver in such dealings.

20.	POWER OF ATTORNEY

20.1	Appointment and powers

The Chargor by way of security irrevocably appoints the Collateral Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

(a)	carrying out any obligation imposed on the Chargor by this Debenture or any other agreement binding on the Chargor to which the Collateral Agent is party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Assets and perfecting and/or releasing the Security created or intended to be created in respect of the Charged Assets); and

(b)

enabling the Collateral Agent and any Receiver to exercise (subject to Clause 8.5 (Waiver of voting rights by Collateral Agent)), or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or by law (including, after the occurrence of an Enforcement Event, the exercise of any right of a legal or beneficial owner of the Charged Assets),

following the occurrence of an Enforcement Event and having given notice to the Chargor provided that such notice shall be deemed to have been automatically given if an Event of Default pursuant to Section 8.01(f) or 8.01(g) of the Credit Agreement has occurred.

20.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

21.	EFFECTIVENESS OF SECURITY

21.1	Continuing security

(a)	The Security created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Obligations until the payment in full of the Secured Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements).

(b)	No part of the Security from time to time intended to be constituted by this Debenture will be considered satisfied or discharged by an intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

21.2	Cumulative rights

The Security created by or pursuant to this Debenture, and the Collateral Rights, shall be cumulative, in addition to and independent of every other Security which the Collateral Agent or any Secured Party may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law and shall operate as an independent security notwithstanding any receipt, release or discharge endorsed on or given in respect of or under any such other Security. No prior Security held by the Collateral Agent (whether in its capacity as trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Assets shall merge into the Security constituted by this Debenture.

21.3	No prejudice

The Security created by or pursuant to this Debenture, and the Collateral Rights, shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Chargor or any other person, or the Collateral Agent or any of the other Secured Parties or by any variation of the terms of the trust upon which the Collateral Agent holds the Security or by any other thing which might otherwise prejudice that Security or any Collateral Right.

21.4	Remedies and waivers

No failure on the part of the Collateral Agent to exercise, nor any delay on its part in exercising, any Collateral Right, shall operate as a waiver of that Collateral Right or constitute an election to affirm this Debenture. No election to affirm this Debenture on the part of the Collateral Agent shall be effective unless it is in writing. No single or partial exercise of any Collateral Right shall preclude any further or other exercise of that or any other Collateral Right.

21.5	No liability

None of the Collateral Agent, its nominee(s) or any Receiver shall be liable:

(a)	to account as a mortgagee or mortgagee in possession; or

(b)	for any loss arising by reason of taking any action permitted by this Debenture or any neglect or default in connection with the Charged Assets or taking possession of or realising all or any part of the Charged Assets, except in the case of gross negligence or wilful default upon its part.

21.6	Partial invalidity

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the Security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the Security.

21.7	Waiver of defences

The obligations assumed, and the Security created, by the Chargor under this Debenture, and the Collateral Rights, will not be affected by any act, omission, matter or thing which, but for this Clause 21.7, would reduce, release or prejudice any of its obligations under, or the Security created by, this Debenture (without limitation and whether or not known to the Chargor or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of, any Obligor or any other person;

(e)	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatever nature, and whether or not more onerous) or replacement of a Loan Document or any other document or Security or of the Secured Obligations;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or Security or of the Secured Obligations; and

(g)	any insolvency or similar proceedings.

21.8	Chargor intent

Without prejudice to the generality of Clause 21.7 (Waiver of Defences), the Chargor expressly confirms that it intends that the Security created under this Debenture, and the Collateral Rights, shall extend from time to time to any (however fundamental and of whatsoever nature, and whether or not more onerous) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

21.9	Immediate recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any other person before claiming from the Chargor under this Debenture. This waiver applies irrespective of any law or any provision of this Debenture to the contrary.

21.10	Deferral of rights

Until the end of the Security Period, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Debenture:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any guarantor of any Obligor’s obligations under this Debenture;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Party under this Debenture or of any other guarantee or Security taken pursuant to, or in connection with, this Debenture by any Secured Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Obligor has given a guarantee, undertaking or indemnity under any Loan Document;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Secured Party.

If the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution on trust for the Secured Parties to the extent necessary to enable all amounts which may be or become payable to any Secured Party by the Obligors under or in connection with this Debenture to be repaid in full and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct for application in accordance with Clause 18 (Application of Proceeds).

22.	PRIOR SECURITY INTERESTS

(a)	In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Security against any of the Charged Assets or in case of exercise by the Collateral Agent or any Receiver of any power of sale under this Debenture, the Collateral Agent may redeem such prior Security or procure the transfer thereof to itself unless such prior Security is permitted pursuant to the terms of the Credit Agreement.

(b)	The Collateral Agent may settle and agree the accounts of the prior Security and any accounts so settled and agreed will be conclusive and binding on the Chargor unless such prior Security is permitted pursuant to the terms of the Credit Agreement.

(c)	All principal monies, interest, costs, charges and expenses of and incidental to any redemption or transfer will be paid by the Chargor to the Collateral Agent on demand together with accrued interest thereon calculated in accordance with section 2.08 (Interest) of the Credit Agreement.

23.	SUBSEQUENT SECURITY INTERESTS

If the Collateral Agent (acting in its capacity as trustee or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice of any subsequent Security, assignment or transfer affecting all or any part of the Charged Assets which is prohibited by the terms of the Loan Documents, all payments thereafter by or on behalf of the Chargor to the Collateral Agent (whether in its capacity as trustee or otherwise) or any of the other Secured Parties will (in the absence of any express contrary appropriation by the Chargor) be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations at the time that notice was received.

24.	SUSPENSE ACCOUNTS

All monies received, recovered or realised by the Collateral Agent under this Debenture (including the proceeds of any conversion of currency) may in the discretion of the Collateral Agent be credited to any interest bearing suspense or impersonal account(s) maintained with any bank, building society, financial institution or other person which the Collateral Agent considers appropriate (including itself) for so long as any Enforcement Event is continuing (the interest being credited to the relevant account) pending their application from time to time at the Collateral Agent’s discretion, in or towards the discharge of any of the Secured Obligations and save as provided herein no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above.

25.	RELEASE OF SECURITY

25.1	Release of Security

Upon the expiry of the Security Period, the Security granted by this Debenture shall automatically terminate and all rights to the Charged Assets shall revert to the Chargor subject to Clause 25.2 (Clawback). The Collateral Agent shall, at the request and cost of the Chargor, execute and deliver such documents as the Chargor shall reasonably request to evidence such determination and without recourse to, or any representation or warranty by, the Collateral Agent or any of its nominees.

25.2	Clawback

If any amount paid or credited to any Secured Party is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Chargor under this Debenture and the Security constituted by that documents will continue and such amount will not be considered to have been irrevocably discharged.

26.	ASSIGNMENT

26.1	No assignments or transfers by Chargor

The Chargor may not assign any of its rights or transfer any of its rights or obligations under this Debenture other than as permitted under the Credit Agreement.

26.2	Assignments and transfers by the Collateral Agent

The Collateral Agent may assign and transfer all or any of its rights and obligations under this Debenture subject to Section 10.07 (Successors and Assigns) of the Credit Agreement). The Collateral Agent shall be entitled to disclose such information concerning the Chargor and this Debenture as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by any applicable law in accordance with Section 10.08 (Confidentiality) of the Credit Agreement.

27.	DISCRETION AND DELEGATION

27.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Debenture by the Collateral Agent or any Receiver may, subject to the terms and conditions of the Credit Agreement and following an Enforcement Event which has not been cured or waived, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

27.2	Delegation

Each of the Collateral Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the Receiver itself.

28.	GOVERNING LAW

This Debenture and all non-contractual obligations arising out of or in connection with it are governed by English law.

29.	JURISDICTION

29.1	English Courts

The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or in connection with this Debenture (including a dispute relating to the existence, validity or termination of this Debenture or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Debenture).

29.2	Convenient Forum

The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

THIS DEBENTURE has been executed as, and is intended to take effect as, a deed by the Chargor and has been signed by the Collateral Agent on the date written on the first page of this Debenture.

EXECUTION PAGE TO DEBENTURE

The Chargor

EXECUTED AS A DEED BY		)
AXALTA COATING SYSTEMS		)
U.K. (2) LIMITED		)	/s/ James Ian Blenkinsopp
)
Name:	James Ian Blenkinsopp	)
Title:	Director	)
in the presence of:

Signature of witness:	/s/ Frank de Cock
Name: Frank de Cock
Occupation: Sales Director EMEA

Address:	Boekterheide 80
3550 201BER
Belgium

The Collateral Agent

Signed by BARCLAYS BANK PLC	)
for and on its behalf by	)
its duly authorised officer	)
)
/s/ Vanessa A. Kurbatskiy	)
)
Name: Vanessa A. Kurbatskiy	)
Title: Vice President	)